Exhibit 4.1

Execution Version

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

among

DMY SQUARED TECHNOLOGY GROUP, INC.,

HORIZON QUANTUM HOLDINGS LTD.

and

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

Dated [●], 2025

THIS WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”), dated [●], 2025 and effective as of the effective time of the SPAC Merger (as defined below), is made by and among dMY Squared Technology Group, Inc., a Massachusetts corporation (the “SPAC”), Horizon Quantum Holdings Ltd., a Singapore public company limited by shares (“Holdco”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”), and amends the Warrant Agreement (the “Existing Warrant Agreement”), dated October 4, 2022, by and between the SPAC and the Warrant Agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement.

WHEREAS, the SPAC issued and sold (a) 3,159,500 redeemable warrants as part of the units sold to public investors in its initial public offering (the “Public Warrants”), with each whole Public Warrant being exercisable for one share of Class A common stock of the SPAC, par value $0.0001 per share (“Class A Common Stock”) at an initial exercise price of $11.50 per share, and (b) 2,884,660 redeemable warrants in a private placement transaction (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), with each whole Private Placement Warrant exercisable for one share of Class A Common Stock at an initial exercise price of $11.50 per share;

WHEREAS, in order to finance the SPAC’s transaction costs in connection with the Business Combination, dMY Squared Sponsor, LLC or certain of the SPAC’s officers and directors may, but are not obligated to, from time to time loan to the SPAC such funds as the SPAC may require (the “Working Capital Loans”);

WHEREAS, up to $1,500,000 of the Working Capital Loans are convertible into additional Private Placement Warrants at a price of $1.00 per Private Placement Warrant;

WHEREAS, the terms of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on September 9, 2025, the SPAC, Holdco, Rose Acquisition Pte. Ltd., a Singapore private company limited by shares and wholly-owned subsidiary of Holdco, Horizon Merger Sub 2, Inc., a Massachusetts corporation and wholly-owned subsidiary of Holdco (“Merger Sub 2”), and Horizon Quantum Computing Pte. Ltd., a Singapore private company limited by shares (“Horizon”), entered into that certain Business Combination Agreement (as amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, among other things, at the SPAC Merger Effective Time (as defined in the Business Combination Agreement), Merger Sub 2 will merge with and into the SPAC, with the SPAC surviving as a wholly-owned Subsidiary of Holdco (the “SPAC Merger”), and as a result of the SPAC Merger, at the SPAC Merger Effective Time (i) each share of Class A Common Stock that is issued and outstanding as of immediately prior to the SPAC Merger Effective Time (including the shares of Class A Common Stock issued in connection with the SPAC Class B Conversion and the SPAC Unit Separation, but not including any redeemed SPAC Public Shares, any shares cancelled pursuant to Section 2.4(b)(iv) of the Business Combination Agreement, or any Dissenting SPAC Shares (each as defined in the Business Combination Agreement)) shall automatically be converted into one Holdco Class A ordinary share (“Holdco Class A Ordinary Shares”) (ii) each Public Warrant that is issued and outstanding as of immediately prior to the SPAC Merger Effective Time will be assumed by Holdco (each, a “Holdco Public Warrant”) and will no longer be exercisable for Class A Common Stock of SPAC but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended by this Agreement) for Holdco Class A Ordinary Shares, at an initial exercise price of $11.50 per share; and (iii) each Private Placement Warrant that is issued and outstanding as of immediately prior to the SPAC Merger Effective Time will be assumed by Holdco (each, a “Holdco Private Placement Warrant” and together with the Holdco Public Warrants, the “Holdco Warrants”) and will no longer be exercisable for Class A Common Stock of SPAC but instead will be exercisable (subject to the terms of the Existing Warrant Agreement, as amended by this Agreement) for Holdco Class A Ordinary Shares, at an initial exercise price of $11.50 per share;

WHEREAS, the Holdco Class A Ordinary Shares constitute the Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement;

WHEREAS, the Board of Directors of the SPAC has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitute a Business Combination;

WHEREAS, in connection with the SPAC Merger, the SPAC desires to assign all of its right, title and interest in the Existing Warrant Agreement to Holdco, and Holdco wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the SPAC and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or correcting any mistake or defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1. Assignment and Assumption; Consent.

1.1 Assignment and Assumption. As of and with effect on and from the SPAC Merger Effective Time, (i) the SPAC hereby assigns to Holdco all of the SPAC’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby), and (ii) Holdco hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the SPAC’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising on, from and after the SPAC Merger Effective Time.

1.2 Consent. The Warrant Agent hereby consents to (i) the assignment of the Existing Warrant Agreement by the SPAC to Holdco pursuant to this Section 1 and the assumption of the Existing Warrant Agreement by Holdco from the SPAC pursuant to Section 1 hereof, in each case effective as of the SPAC Merger Effective Time, and (ii) the continuation of the Existing Warrant Agreement (as amended hereby), in full force and effect from and after the SPAC Merger Effective Time.

Section 2. Amendment of Existing Warrant Agreement.

2.1 Effective as of the SPAC Merger Effective Time, the SPAC and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are to provide for the delivery of the Alternative Issuance pursuant to Section 4.5 of the Existing Warrant Agreement (in connection with the SPAC Merger and the transactions contemplated by the Business Combination Agreement).

2.2 References to the Company. The preamble to the Existing Warrant Agreement is hereby amended by deleting “dMY Squared Technology Group, Inc.” and replacing it with “Horizon Quantum Holdings Ltd.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Horizon Quantum Holdings Ltd. rather than dMY Squared Technology Group, Inc.

2.3 References to Common Stock. All references to the “Common Stock” that holders of Warrants are entitled to purchase in the Existing Warrant Agreement (including Exhibit B thereto) shall be references to “Class A Ordinary Shares” of Holdco.

2.4 References to Articles. All references to the “Articles” shall be references to the “Amended & Restated Constitution” of Horizon Quantum Holdings Ltd.

2.5 References to Business Combination. All references to “Business Combination” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the transactions contemplated by the Business Combination Agreement, and references to “the consummation of its initial Business Combination,” “the completion by the Company of an initial Business Combination” and all variations thereof in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to the consummation of the transactions contemplated by the Business Combination Agreement.

2.6 References to Business Day. All references to “Business Day” in the Existing Warrant Agreement (including all Exhibits thereto) shall mean any day other than a Saturday, Sunday or any other day on which commercial banks are required or authorized to close in the State of New York, the Commonwealth of Massachusetts and Singapore.

2.7 References to Current Report on Form 8-K and Quarterly Report on Form 10-Q. All references to “Current Report on Form 8-K” and “Quarterly Report on Form 10-Q” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “Current Report on Form 6-K”.

2.8 References to Annual Report on Form 10-K. All references to “Annual Report on Form 10-K” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to “Annual Report on Form 20-F”.

2.9 Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“[intentionally omitted]”.

2.10 Fractional Warrants. Section 2.5 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“2.5 Fractional Warrants. The Company shall not issue fractional Warrants.”

2.11 Private Placement Warrants. Sections 2.6(e) and (g) of the Existing Warrant Agreement are amended by deleting such Sections and replacing them entirely as follows:

“[intentionally omitted]”.

2.12 Extension Warrants. Section 2.7 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“[intentionally omitted]”.

2.13 Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is amended and restated by deleting it and inserting the following:

“3.2 Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) (A) commencing the date that is thirty (30) days after [●]1, and (B) terminating at the earliest to occur of (x) 5:00 p.m., New York City time on the date that is five (5) years after [●]2 and

[1]	Note to Draft: To be the SPAC Merger Effective Time.
[2]	Note to Draft: To be the SPAC Merger Effective Time.

(y) other than with respect to the Private Placement Warrants then held by the Sponsor or its Permitted Transferees with respect to a redemption pursuant to Sections 6.1 or 6.2 hereof, 5:00 p.m., New York City time on the Redemption Date (as defined below) as provided in Section 6.3 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement or a valid exemption therefrom being available. Except with respect to the right to receive the Redemption Price (as defined below) (other than with respect to a Private Placement Warrant then held by the Sponsor or its Permitted Transferees) in the event of a redemption (as set forth in Section 6 hereof), each Warrant (other than a Private Placement Warrant then held by the Sponsor or its Permitted Transferees) not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants; provided further that any such extension shall be identical in duration among all the Warrants.”

2.14 Extraordinary Dividends. Section 4.1.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“4.1.2 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities, or other assets to all or substantially all of the holders of the Class A Ordinary Shares on account of such Class A Ordinary Shares (or other securities of the Company’s share capital into which the Warrants are convertible), other than (a) as described in subsection 4.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors (the “Board”), in good faith) of any securities or other assets paid on each Class A Ordinary Share in respect of such Extraordinary Dividend. For purposes of this subsection 4.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis with the per share amounts of all other cash dividends and cash distributions paid on the Class A Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution to the extent it does not exceed $0.50 (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Class A Ordinary Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share (which amount shall be adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Class A Ordinary Shares issuable on exercise of each Warrant).”

2.15 Raising of the Capital in Connection with the Initial Business Combination. Section 4.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[intentionally omitted]”.

2.16 Replacement of Securities upon Reorganization, etc. Section 4.5(ii) of the Existing Warrant Agreement is hereby amended to remove the clause “(other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by shareholders of the Company as provided for in the Articles or as a result of the redemption of Common Stock by the Company if a proposed initial Business Combination is presented to the shareholders of the Company for approval)”, which clause shall be deemed deleted.

2.17 No Adjustment. Section 4.10 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“[intentionally omitted]”.

2.18 Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“5.3 Fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a Warrant.”

2.19 Transfer of Warrants. Section 5.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[intentionally omitted]”.

2.20 Redemption of Warrants for Shares of Common Stock. The last paragraph of Section 6.2 of the Existing Warrant Agreement is hereby amended by deleting such paragraph and replacing it entirely as follows:

“The share prices set forth in the column headings of the table above shall be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the Warrant Price is adjusted pursuant to Section 4 hereof. If the number of shares issuable upon exercise of a Warrant is adjusted pursuant to Section 4 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table above shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the Warrant Price of a warrant is adjusted in the case of an adjustment pursuant to Section 4.1.2 hereof, the adjusted share prices in the column headings shall equal the share prices immediately prior to such adjustment less the decrease in the Warrant Price pursuant to such Warrant Price adjustment. In no event shall the number of shares issued in connection with a Make-Whole Exercise exceed 0.361 shares of Common Stock per Warrant (subject to adjustment).”.

2.21 Registration of Common Stock. Section 7.4.1 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“The Company agrees that as soon as practicable, but in no event later than fifteen (15) Business Days after [●]3, it shall use its commercially reasonable efforts to file with the Commission a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants. The Company shall use its commercially reasonable efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Warrants in accordance with the provisions of this Agreement. If any such registration statement has not been declared effective by the sixtieth (60th) Business Day following [●]4, holders of the Warrants shall have the right, during the period beginning on the sixty-first (61st) Business Day after [●]5 and ending upon such registration statement being declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, to exercise such Warrants on a “cashless basis,” by exchanging the Warrants (in accordance with Section 3(a)(9) of the Securities Act or another exemption) for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value” (as defined

[3]	Note to Draft: To be the SPAC Merger Effective Time.
[4]	Note to Draft: To be the SPAC Merger Effective Time.
[5]	Note to Draft: To be the SPAC Merger Effective Time.

below) less the Warrant Price by (y) the Fair Market Value and (B) 0.361. Solely for purposes of this subsection 7.4.1, “Fair Market Value” shall mean the volume-weighted average price of the Class A Ordinary Shares as reported during the ten (10) trading day period ending on the trading day prior to the date that notice of exercise is received by the Warrant Agent from the holder of such Warrants or its securities broker or intermediary. The date that notice of “cashless exercise” is received by the Warrant Agent shall be conclusively determined by the Warrant Agent. In connection with the “cashless exercise” of a Public Warrant, the Company shall, upon request, provide the Warrant Agent with an opinion of counsel for the Company (which shall be an outside law firm with securities law experience) stating that (i) the exercise of the Warrants on a “cashless basis” in accordance with this subsection 7.4.1 is not required to be registered under the Securities Act and (ii) the Class A Ordinary Shares issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 (or any successor rule) under the Securities Act) of the Company and, accordingly, shall not be required to bear a restrictive legend. Except as provided in subsection 7.4.2, for the avoidance of any doubt, unless and until all of the Warrants have been exercised or have expired, the Company shall continue to be obligated to comply with its registration obligations under the first three sentences of this subsection 7.4.1.”

2.22 Waiver. Section 8.6 of the Existing Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

“[intentionally omitted]”.

2.23 Warrant Certificate. Exhibit A to the Existing Warrant Agreement is hereby amended by deleting Exhibit A in its entirety and replacing it with a new Exhibit A attached hereto.

2.24 Notice Clause. Section 9.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Warrant Agent or by the holder of any Warrant to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

Horizon Quantum Computing Pte. Ltd.

29 Media Cir., #05-22

Singapore, 138565

Attn:	Joe Fitzsimons

E-mail:

with a copy (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Fl

New York, NY 10105

Attention:	Adam C. Berkaw; David H. Landau
Email:	aberkaw@egsllp.com; dlandau@egsllp.com

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by the Company to or on the Warrant Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

One State Street, 30th Floor

New York, NY 10004

Attention:	Compliance Department”

Section 3. Miscellaneous Provisions.

3.1 Effectiveness of the Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the SPAC Merger and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

3.2 Successors. All the covenants and provisions of this Agreement by or for the benefit of Holdco, the SPAC or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3 Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Subject to applicable law, each of Holdco and the SPAC hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of Holdco and the SPAC hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

3.4 Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

3.5 Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.6 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DMY SQUARED TECHNOLOGY GROUP, INC.

By:
Name:
Title:

HORIZON QUANTUM HOLDINGS LTD.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Signature Page to Warrant Assignment, Assumption and Amendment Agreement]

EXHIBIT A

FORM OF WARRANT CERTIFICATE

See attached.

[Form of Warrant Certificate]

[FACE]

Number ___

Warrants

THIS WARRANT SHALL BE NULL AND VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT AGREEMENT DESCRIBED BELOW

HORIZON QUANTUM HOLDINGS LTD.

Incorporated Under the Laws of Singapore

CUSIP [●]

Warrant Certificate

This warrant certificate (this “Warrant Certificate”) certifies that      , or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants,” and each, a “Warrant”) to purchase Class A ordinary shares (“Class A Ordinary Shares”) of Horizon Quantum Holdings Ltd., a Singapore public] company limited by shares (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and non-assessable Class A Ordinary Shares as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Agreement, payable in lawful money of the United States of America (or through “cashless exercise” as provided for in the Warrant Agreement) upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each whole Warrant is initially exercisable for one Class A Ordinary Share. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a Class A Ordinary Shares, the Company will, upon exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the Warrant holder. The number of Class A Ordinary Shares issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

The initial Warrant Price is equal to $11.50 per Class A Ordinary Share. The Warrant Price is subject to adjustment upon the occurrence of certain events as set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and, to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Agreement.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

HORIZON QUANTUM HOLDINGS LTD.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive Class A Ordinary Shares and are issued or to be issued pursuant to a Warrant Agreement, dated October 4, 2022 as duly executed and delivered by dMY Squared Technology Group, Inc., a Massachusetts corporation (the “SPAC”), to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), as amended by the Warrant Assignment, Assumption and Amendment Agreement, dated as of [____________], by and among the SPAC, the Warrant Agent and the Company (as amended, the “Warrant Agreement”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties, and immunities thereunder of the Warrant Agent, the Company, and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of Election to Purchase set forth hereon properly completed and executed, together with payment of the Warrant Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her, or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless, at the time of exercise, (i) a registration statement covering the Class A Ordinary Shares to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the Class A Ordinary Shares is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that, upon the occurrence of certain events, the number of Class A Ordinary Shares issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a Class A Ordinary Share, the Company shall, upon exercise, round down to the nearest whole number of Class A Ordinary Shares to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent, a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to _________ Class A Ordinary Shares, and herewith tenders payment for such Class A Ordinary Shares to the order of the Company in the amount of $_________ in accordance with the terms hereof. The undersigned requests that certificates for such Class A Ordinary Shares be registered in the name of _________, whose address is _________, and that such Class A Ordinary Shares be delivered to _________, whose address is _________. If said number of Class A Ordinary Shares is less than all of the Class A Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Ordinary Shares be registered in the name of _________, whose address is _________, and that such Warrant Certificate be delivered to _________, whose address is _________.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 6.2 of the Warrant Agreement and a holder thereof elects to exercise its Warrant pursuant to a Make-Whole Exercise, the number of Class A Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) or Section 6.2 of the Warrant Agreement, as applicable.

In the event that the Warrant is a Private Placement Warrant that is to be exercised on a “cashless basis” pursuant to subsection 3.3.1(c) of the Warrant Agreement, the number of Class A Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(c) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless basis” pursuant to Section 7.4 of the Warrant Agreement, the number of Class A Ordinary Shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of Class A Ordinary Shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive Class A Ordinary Shares. If said number of Class A Ordinary Shares is less than all of the Class A Ordinary Shares purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such Class A Ordinary Shares be registered in the name of _________, whose address is _________, and that such Warrant Certificate be delivered to _________, whose address is _________.

[Signature Page Follows]

Date: ________________

(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS, AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO RULE 17Ad-15 (OR ANY SUCCESSOR RULE) UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED).